Exhibit 32
Officers' Section 1350 Certifications
Each of the undersigned officers of Lennar Corporation, a Delaware corporation (the “Company”), hereby certifies that (i) the Company's Quarterly Report on Form 10-Q for the period ended May 31, 2026 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and (ii) the information contained in the Company's Quarterly Report on Form 10-Q for the period ended May 31, 2026 fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:	June 29, 2026	/s/ Stuart Miller
		Name:	Stuart Miller
		Title:	Executive Chairman, Chief Executive Officer and President

Date:	June 29, 2026	/s/ Diane Bessette
		Name:	Diane Bessette
		Title:	Vice President and Chief Financial Officer